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                                                                   EXHIBIT 10.20
                           TOWER FINANCIAL CORPORATION
                           DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

SECTION 1.     EFFECTIVE DATE.

     The effective date of this Tower Financial Corporation Deferred Compensation Plan for Non-Employee Directors (the "Plan") is January 1, 2002 (the "Effective Date").

SECTION 2.     ELIGIBILITY.

     Any member of either the Board of Directors of Tower Financial Corporation (the "Company") or the Board of Directors of a wholly owned banking subsidiary of the Company (individually and collectively, the "Board") who is not an officer or employee of the Company or such subsidiary and who is serving as a director of the Company or such subsidiary on the Effective Date or on any January 1 thereafter (each, an "Eligibility Date") shall be a participant in the Plan (the "Participant").

SECTION 3.     DEFERRED COMPENSATION ACCOUNT.

     There shall be established on the books of the Company for each Participant a deferred compensation account in the Participant's name.

SECTION 4.     AMOUNT OF DEFERRAL.

     The amount earned by each Participant on the Effective Date and on each Eligibility Date shall be credited to such Participant's deferred compensation account. In addition, the amount earned by each Participant for attendance at a duly called meeting of the Board or meeting of a committee of the Board shall be credited to such Participant's deferred compensation account. All such amounts earned by a Participant shall be credited to such Participant's account on the last day of the quarter in which such amounts are earned. The amounts earned by a Participant hereunder are referred to herein as "Deferred Compensation" and shall bear interest to date of payment at a rate determined from time to time by the Board.

SECTION 5.     PERIOD OF DEFERRAL.

     Unless a Participant elects to receive the Deferred Compensation on an installment basis, the total amount of Deferred Compensation credited to each Participant's account shall be paid to such Participant in a lump sum upon the earlier of (a) cessation of Participant's service on the Board for any reason (including death) or (b) ten (10) years from the date on which a Participant shall become a participant in the Plan (the "Payment Date"). Payment will be made within ninety (90) days following the end of the calendar year in which the Payment Date occurs.

SECTION 6.     FORM OF PAYMENT.

     A Participant may elect to receive the Deferred Compensation under the Plan in either (a) a lump sum cash payment or (b) a maximum of four (4) annual cash installments, as specified by the Participant in advance of becoming a participant in the Plan. If installment payments are elected, the amount of each installment shall be equal to the balance credited to the Participant's deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). If a Participant fails to make an election, payment to such Participant will be made in a lump sum.

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SECTION 7.     DEATH PRIOR TO RECEIPT.

     A Participant may designate a beneficiary or beneficiaries to whom the Deferred Compensation will be paid in the event such Participant dies prior to receipt of the entire Deferred Compensation. In the event the Participant fails to designate such beneficiary or beneficiaries, the Deferred Compensation will be paid in a cash lump sum to such Participant's estate in the event of his/her death. Payment will be made ninety (90) days following Company's receipt of notice of such Participant's death.

SECTION 8.     PARTICIPANT'S RIGHTS UNSECURED.

     The Plan is unfunded. The right of any Participant to receive payments under the provisions of the Plan shall be as unsecured claim against the general assets of the Company.

SECTION 9.     STATEMENT OF ACCOUNT.

     A statement of the amount credited to his/her deferred compensation account will be sent to each Participant within thirty (30) days following the end of each year in which a credit balance exists in such Participant's account.

SECTION 10.    ASSIGNABILITY AND BENEFICIARIES.

     No right to receive payments hereunder shall be transferable or assignable by a Participant other than by will or under the laws of descent and distribution; provided, however, that a Participant may designate a beneficiary or beneficiaries to receive payment of Participant's Deferred Compensation, on a form provided by the Company. A Participant may change the his/her beneficiary designation from time to time in the same manner. If no designated beneficiary is living on the date on which any payment becomes payable to the Participant's beneficiaries, or if no beneficiary has been specified by the Participant, such payment will be payable to the Participant's estate.

SECTION 11.    ADMINISTRATION.

     This Plan will be administered by the Board, which shall have the authority to adopt rules and regulations to carry out the Plan and shall have the discretionary authority to interpret, construe, and implement the provisions of the Plan. All decisions of the Board shall be final and binding upon the Participants.

SECTION 12.    AMENDMENT.

     This Plan may at any time form time to time be amended, modified, or terminated by the Board. No amendment, modification, or termination shall, without the consent of the Participant, adversely affect such Participant's accruals in his/her deferred compensation account of the date of amendment, modification, or termination.

SECTION 13.    GOVERNING LAW.

     The validity, construction, interpretation, and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.


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